Exhibit 99.2

Agreement

Party A: China Ceetop.com, Inc
Party B: Wuying Wang

Under the "Contract Law of the People's Republic of China" and other relevant laws and regulations based on voluntary, equality, honesty and credit, both Parties reach to a consensus on matters regarding to the advisory services and hereby signed the contract.

1. Main Services:

a. Party B shall help Party A standardize the management system of commercial control department.

b. Party B shall assist Party A to complete the pricing of goods mathematical model and the suppliers’ offering price model.

c. Party B shall enhance the collaboration between the commercial control department and the technology department to complete the internal implementation of these two models in Party A.

2. Ways to conduct the service: Party B shall provide the consultancy services to Party A via on-site consultation conversation, research, meetings, planning, discussion, explanation, preparation of relevant information, documents, and provide guidance to related workers.

3. The requirements:

a. Party B shall standardize the management system which been implemented in the commercial control department.

b. Party B shall complete the pricing of goods mathematical model and the suppliers’ offering price model and ensure that the implementation in all departments in Party A shall go smoothly.

4. The service period: May 25, 2011 to May 26, 2014.

5. Way of Payment: Party A shall issue 1,200,000 shares to Party B as payment.

6. The rights and obligations of Party A:

a. Right: the right to request Party B to submit the results of the project in accordance with the contract; the right to supervise and inspect on Party B’s services at any time; the right to request Party B to adjust its services during the period; the right to request Party B to provide necessary project information and guidance.

b. Obligations: Within three days after the commencement of the contract, Party A should provided all the information on the operation and management of systems, including literature, files, instructions, related design material, code, configuration instructions of the information, data and materials or samples; Party A should provide Party office equipment (computers, furniture and related network support). Party A shall pay the cost of providing such working conditions.

7. Rights and obligations of Party B:

a. Right: Get Party A's technical information, data, materials and samples; Get paid after delivering the report which meet the requirements of this contract.

b. Obligations: Party B shall complete the technical advisory services contract in person; If Party B delegate the service to third parties without the written consent from Party A, party Ahas the right to refuse to pay compensation and unilaterally terminate the contract. Party B shall safely keep the information and samples handed by Party A; Party B shall suspend the performance of the contract and notify Party A once any danger of damage is found on the material, samples or equipment; Party B shall return all the material above within one month after completion of the project, no retained copies are allowed; Party B shall comply with the Party A’s rules when entering the workplace, if any damage incurred as a result of violation of Party A ‘s rule, Party B shall take the responsibility.

8. The acceptance of a research project:

a. Party B should conduct the research work in accordance with the requirement of the agreement and submit the quarterly investigation report and related documents to Party A in the first week of the first month of each quarter, in accordance with the agreed protocols and annexes.

b. Party A should check the research report received within 7 working days from the date of the contract in accordance with the standards for acceptance, if both sides confirmed that it is unqualified, Party B shall added or modified the research reports and shall submit the revised version within 7 working days, or Party B shall bear the liability.

9. Miscellaneous

a. If the party is rendered unable by force majeure to perform or comply fully or in part with any obligations or condition of this contract, it should be solved by the negotiation between both parties. If not, it should be submitted to the court where Party A located.

b.  There are four original copies of this contract. Party A shall keep two, Party B keep two.

Client (Party A):	Trustee (Party B): May 06, 2011

(This is the translation of the original version in Chinese)

CEETOP 西拓网
WWW.CEETOP.COM

协 议 书

甲方：China Ceetop.com, Inc
乙方：王武英

根据《中华人民共和国合同法》等现行法律法规，本着自愿、平等、诚实信用的原则，双方就甲方技术咨询服务项目事宜，协商一致，签订本合同。

一、服务内容：　乙方协助甲方商控部门规范管理制度；协助甲方完善商品定价数学模型和供应商比价供应数学模型；推动商控部门和技术部门的协作，使两个模型在信息系统中实现和甲方内部跨部门实施。二、服务方式：乙方以顾问方式提供服务，通过到甲方现场进行咨询谈话、调研、会议、计划、讨论、讲解，编写相关资料、文件，指导相关人员工作。三、服务要求：乙方提供整套业已在甲方商控部门实施的规范管理制度；乙方完成商品定价数学模型和供应商比价供应数学模型在信息系统中的实现，并保证在甲方各部门中的顺利实施；

四、服务期限：自 2011 年 5 月 25 日开始至 2014 年 5 月 26 日止,为期三年。

五、支付方式：甲方向乙方增发 120 万股股票。

六、甲方权利和义务：

1、权利：有权要求乙方按照本合同约定提交服务成果；有权随时对乙方的服务进行监督检查；有权要求乙方对其服务过程中存在的问题进行整改；有权要求乙方提供相关的资料和必要的指导；

2、义务：在合同生效后三工作日内向乙方提供关于甲方现有经营和管理信息系统的文献、档案、说明，以及相关的设计资料、代码、配置说明的资料、数据、材料或样品；向乙方提供以下工作条件：在甲方工作场所为乙方提供办公设备（电脑、家具、相关网络支持）提供上述工作条件所需费用由甲方负担。

七、乙方权利和义务

1、权利：接受甲方提供的资料、数据、材料、样品；交付符合本合同要求的工作成果后获得报酬；

2、义务：乙方应按约定亲自完成技术顾问服务，未经甲方书面同意擅自转委托给第三方的，甲方有权拒付报酬并单方解除本合同；对甲方交予的资料、样品妥善保管；在合同履行过程中，如发现继续工作对材料、样品或设备等有损坏危险时，应中止工作，并及时通知甲方；工作完成后一个月内应归还上述资料、样品，不得擅自存留复制品；乙方在进入甲方工作场所时，须遵守甲方规章，如因违反甲方规章造成乙方损失，责任由乙方自行承担。

八、成果归属及保密

1、服务期间所完成的技术成果，归甲方所有；未经甲方同意，乙方不得使用或许可第三方使用。

2、在合同履行期间，乙方所获得的一切原始资料及在服务过程中所取得的与履行合同有关的甲方既有工作成果及相关资料属甲方所有，乙方负有保密义务，保密信息包括但不限于图纸、图表、数据等。本保密条款在本合同终止后仍具有法律约束力。

九、其他

1、因不可抗力或其它原因导致本合同无法执行时，双方协商解决；如协商不成，依法向甲方所在地人民法院提起诉讼。

2、本合同正本一式四份，甲方执二份，乙方执二份。

委托方(甲方)：[signature]　　受托方(乙方)：王武英

2011 年5月6日